Exhibit 15
July 31, 2009
Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, MN
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Pentair, Inc. and subsidiaries for the three-month periods ended March 28, 2009 and March 29, 2008, and have issued our report dated April 20, 2009, and for the three- and six-month periods ended June 27, 2009, and June 28, 2008, and have issued our report dated July 20, 2009. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 28, 2009 and June 27, 2009, are being incorporated by reference in this Registration Statement on Form S-8.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
July 31, 2009